                                                                     Exhibit 5.1

                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA 94304-1050
                TELEPHONE 650-493-9300   FACSIMILE 650-493-6811
                                 WWW.WSGR.COM


                                August 9, 1999



124 University Avenue
Palo Alto, CA 94301

     Re: REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (File No. 333-80639) filed with the Securities and Exchange Commission on June 14, 1999 (as such may be amended or supplemented, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of bamboo.com, Inc. (the "SHARES"). The Shares are to be sold to the underwriters as described in such Registration Statement for the sale to the public or issued to the representatives of the underwriters. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto.

                                    Very truly yours,

                                    /s/ Wilson Sonsini Goodrich & Rosati

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation